Exhibit 23.4 Consent of Alex. Brown & Sons, Incorporated



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                                                              Exhibit 23.4


                  CONSENT OF ALEX. BROWN & SONS, INCORPORATED


                  We hereby consent to the use of our firm's name in the Form S-4 of Webster Financial Corporation ("Webster") and amendments thereto relating to the registration of shares of Webster's common stock to be issued in connection with the proposed acquisition of Shelton Bancorp, Inc. ("Shelton") by Webster. We also consent to the filing as Appendix A to the Joint Proxy Statement/Prospectus included as part of the Form S-4 of our opinion, dated June 20, 1995, to the effect that, as of the date of our opinion, the terms of the Agreement and Plan of Merger, dated as of June 20, 1995, among Webster, Shelton and Webster Acquisition Corp. are fair, from a financial point of view, to Shelton and its shareholders and to the references to our opinion included in the Joint Proxy Statement/Prospectus. The changes made in such Agreement subsequent to June 20, 1995 do not affect our opinion.

                                             Alex. Brown & Sons, Incorporated



                                            By  /s/ Howard J. Loewenberg
                                              --------------------------------
                                                    Howard J. Loewenberg
                                                     Vice President
Date:  July 27, 1995




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